Exhibit 5.1

Perkins Coie LLP 1155 Avenue of the Americas 22nd Floor New York, NY 10036-2711	T. +1.212.262.6900 F. +1.212.977.1649 perkinscoie.com

January 30, 2026

StablecoinX Inc.

6160 Warren Parkway

Suite 100

Frisco, TX 75034

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to StablecoinX Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), including the proxy statement/prospectus forming a part thereof, for the registration of (i) up to 56,787,395 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), to be issued by the Company in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of July 21, 2025 (as amended on January 21, 2026 and as it may be further amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and among the Company, TLGY Acquisition Corp. (“TLGY”), StablecoinX Assets Inc. (“SC Assets”) and the other parties thereto (the “Transaction Shares”), (ii) up to 11,500,000 warrants representing the right to acquire one share of the Class A Common Stock issued in exchange of warrants representing the right to purchase one TLGY Class A Ordinary Share (the “Warrants”), and (iii) up to 11,500,000 shares of Class A Common Stock to be issued by the Company upon exercise of the Warrants (the “Warrant Shares”).

In our capacity as counsel to the Company, we have examined the Registration Statement, the Warrant Agreement relating to the Warrants, dated as of November 30, 2021, by and between TLGY and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “Warrant Agreement”) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (i) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (ii) information provided in a certificate of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

For purposes of the opinions expressed below, we also assume that: (i) the Registration Statement, and any amendments thereto shall have become and be effective pursuant to timely filings under the Securities Act, (ii) the stockholders of TLGY will have adopted the Business Combination Agreement, (iii) the other conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied and such transactions are consummated, (iv) the Warrant Agreement constitutes a valid and binding obligation of Continental in accordance with its terms and (v) that all applicable corporate proceedings authorizing the issuance of the Class A Common Stock remain in full force and effect at the time such shares are issued in accordance with the Business Combination Agreement.

January 30, 2026

Based on and subject to the foregoing, we are of the opinion that:

(1)	the Transaction Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions set forth in the Business Combination Agreement, will be validly issued, fully paid and nonassessable;

(2)	the Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Warrants, in accordance with the terms and conditions set forth in the Warrant Agreement, subject to the full payment and the exercise price therefor, will be validly issued, fully paid and nonassessable; and

(3)	upon the assumption of the Warrants by the Company pursuant to the terms of the Business Combination Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are subject to applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court of law in equity or at law).

This opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP